PROSPECTUS Dated June 11, 2002                    Pricing Supplement No. 35  to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-83616
Dated June 11, 2002                                         Dated March 7, 2003
                                                                 Rule 424(b)(3)

                                   $4,450,000
                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                                  Senior Notes

                     --------------------------------------

                           MPS(SM) due March 31, 2008
                         Linked to the S&P 500(R) Index

       Market Participation Securities with Minimum Return Protection(SM)
                                    ("MPS(SM)")

Unlike ordinary debt securities, the MPS do not pay interest. Instead, at maturity you will receive for each $1,000 principal amount of MPS, the index-linked payment amount, which is equal to $1,000 multiplied by the product of each of the quarterly performance amounts of the S&P 500(R) Index over the term of the MPS, as described in this pricing supplement. In no event, however, will the payment at maturity be less than $1,050, which we refer to as the minimum payment amount. The minimum payment amount (105% of the issue price) represents a yield to maturity of .97% per annum on each $1,000 principal amount of MPS.

o    The principal amount and issue price of each MPS is $1,000.

o    We will not pay interest on the MPS.

o    The minimum payment amount for each MPS at maturity is $1,050.

o At maturity, you will receive for each MPS an index-linked payment amount equal to $1,000 multiplied by the product of the quarterly performance amounts of the S&P 500 Index for each of the 20 quarterly valuation periods during the term of the MPS. However, if the index-linked payment amount is less than the minimum payment amount of $1,050, you will receive the minimum payment amount for each MPS.

     o The quarterly performance amount in each quarterly valuation period is equal to (i) the closing value of the S&P 500 Index at the end of that quarterly valuation period divided by (ii) the closing value of the S&P 500 Index at the beginning of that quarterly valuation period, subject to a maximum quarterly performance amount of 1.094.

     o The maximum quarterly performance amount is equivalent to a return of the S&P 500 Index of 9.4% in that quarter.

o Investing in the MPS is not equivalent to investing in the S&P 500 Index or its component stocks.

o    The MPS will not be listed on any organized securities exchange.

You should read the more detailed description of the MPS in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of MPS."

The MPS involve risks not associated with an investment in ordinary debt securities. See "Risk Factors" beginning on PS-10.

                          ---------------------------
                                   PRICE 100%
                          ---------------------------

                              Price to         Agent's       Proceeds to
                               Public        Commissions       Company
                            ----------       -----------     -----------
Per MPS....................     100%            1.5%             98.5%
Total...................... $4,450,000        $66,750        $4,383,250


                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the MPS and on the distribution of pricing supplement and the accompanying prospectus supplement and prospectus and other offering material relating to the MPS, see the section of this pricing supplement called "Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the MPS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the MPS in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The MPS may not be offered or sold to the public in Brazil. Accordingly, the offering of the MPS has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to such offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The Agent and each dealer has represented and agreed that (1) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any MPS other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong and (2) it has not issued and will not issue any invitation or advertisement relating to the MPS in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to MPS which are intended to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or agent.

     The MPS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the MPS may not be circulated or distributed, nor may the MPS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the MPS to the public in Singapore.

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the MPS we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The MPS are medium-term debt securities of Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.). The return on the MPS is linked to the performance of the S&P 500 Index. These MPS combine features of debt and equity by offering at maturity repayment of the issue price, a minimum return and the opportunity to participate in the appreciation of the underlying S&P 500 Index as measured by the index-linked payment amount. The MPS have been designed for investors who are willing to forego market floating interest payments on the MPS in exchange for the amount by which the index-linked payment amount or the minimum payment amount exceeds the principal amount of the MPS.

     "Market Participation Securities" and "MPS" are our service marks. "Standard and Poor's(R)," "S&P(R)" and "S&P 500(R)" are trademarks of Standard & Poor's Corporation and have been licensed for use by Morgan Stanley.

Each MPS costs $1,000             We, Morgan Stanley, are offering Market
                                  Participation Securities with Minimum Return
                                  Protection(SM) due March 31, 2008 Linked to the S&P 500 Index, which we refer to as the MPS(SM). The principal amount and issue price of each MPS is $1,000.

Payment at maturity               Unlike ordinary debt securities, the MPS do
linked to the S&P 500             not pay interest. Instead, at maturity, you
Index with minimum                will receive for each $1,000 principal amount
return protection                 of MPS, $1,000 multiplied by the product of
                                  each of the quarterly performance amounts of the S&P 500 Index over the term of the MPS, as described below. In any quarterly valuation period, the maximum quarterly performance amount is 1.094 (corresponding to a 9.4% quarterly increase in the value of the S&P 500 Index). In no event, however, will the payment at maturity be less than $1,050, the minimum payment amount.

                                            105% Minimum Repayment

                                  The minimum payment amount of $1,050 (105% of the issue price) represents a yield to maturity of .97% per annum on each $1,000 principal amount of MPS.

                                            Payment at Maturity Linked
                                              to the S&P 500 Index

                                  If the product of $1,000 multiplied by the product of each of the quarterly performance amounts of the S&P 500 Index over the term of the MPS, which we refer to as the index-linked payment amount, is greater than $1,050, you will receive the index-linked payment amount for each $1,000 principal amount of MPS.

How the payment at                The payment at maturity of the MPS, which we
maturity is determined            refer to as the maturity redemption amount,
                                  will be determined by the calculation agent for the MPS as follows:


                                  o First, determine the quarterly performance amount for each quarterly valuation period, which may be no greater than the maximum quarterly performance amount of 1.094.

                                  o Second, determine the index-linked payment amount by multiplying $1,000 by the product of each of the quarterly performance amounts.

                                  o Last, if the index-linked payment amount is less than $1,050 (the minimum payment amount), you will receive the minimum payment amount for each MPS. If the index-linked payment amount is greater than the minimum payment amount, you will receive the index-linked payment amount for each MPS.

                                  To determine the quarterly performance amount in any quarterly valuation period, the calculation agent will divide the level of the S&P 500 Index on the last day of the quarterly valuation period by the level of the S&P 500 Index on the first day of the quarterly valuation period. However, in no event will the quarterly performance amount exceed 1.094 (or, measured in percentage terms, a 9.4% increase in the S&P 500 Index) in any quarterly valuation period, and as a consequence, you will not participate in any quarterly increase in the level of the S&P 500 Index to the extent that increase exceeds 9.4%.

                                  Each quarterly valuation period will begin on a period valuation date and end on the immediately subsequent period valuation date, except that the first quarterly valuation period will begin on March 7, 2003, the day we offered the MPS for initial sale to the public. The S&P 500 Index value for the first period valuation date is 828.89, the closing value of the S&P 500 Index on March 7, 2003.

                                  The period valuation dates are the 30th of each March, June, September and December, beginning June 2003 through December 2007, and the final period valuation date is March 27, 2008, in each case subject to adjustment as described in the section of this pricing supplement called "Description of MPS--Period Valuation Dates."

The index-linked                  Because your participation in quarterly
payment amount may be             increases in the value of the S&P 500 Index
less than the simple price        is limited by the maximum quarterly
return of the S&P 500             performance amount of 1.094, or 9.4% per
Index                             quarter, the return on your investment in the
                                  MPS at maturity may be less than the return you would have received if you had invested
                                  $1,000 in an investment linked to the S&P 500
                                  Index that measured the performance of the S&P 500 Index by comparing only the closing value of the S&P 500 Index at maturity with the closing value of the S&P 500 Index on the day we first offer the MPS for initial sale to the public, which we refer to as the simple index price return. The amount of the discrepancy, if any, between the index-linked payment amount and simple index price return will depend on how often and by how much any quarterly performance amounts exceed 1.094, or 9.4%, during the 20 quarterly valuation periods over the term of the MPS.

                                  Conversely, if the simple index price return over the term of the MPS is less than $1,050, the minimum payment amount of $1,050 per MPS will provide a higher return on your $1,000 investment than would an equal investment based directly on the S&P 500 Index.

                                  Please review the examples beginning on PS-6, under "Hypothetical Payouts on the MPS," which explain in more detail how the index-linked payment amount is calculated and how the return on your investment in the MPS may be more or less than the simple index price return.

                                  You can review the historical values of the S&P 500 Index for each calendar quarter in the period from January 1, 1998 through March 7, 2003 in the section of this pricing supplement called "Description of MPS--Historical Information." You should also review the historical quarterly percent change of the S&P 500 Index as calculated for each calendar quarter in the period from January 1, 1970 through December 31, 2002 in Annex A to this pricing supplement. The payment of dividends on the stocks that underlie the S&P 500 Index is not reflected in the level of the S&P 500 Index and, therefore, has no effect on the calculation of the maturity redemption amount.

MS & Co. will be the              We have appointed our affiliate, Morgan
calculation agent                 Stanley & Co. Incorporated, which we refer to
                                  as MS & Co., to act as calculation agent for JPMorgan Chase Bank, the trustee for our senior notes. As calculation agent, MS & Co.
                                  will determine the quarterly performance amounts and the index-linked payment amount.

The MPS will be treated           The MPS will be treated as "contingent
as contingent payment             payment debt instruments" for U.S. federal
debt instruments for              income tax purposes, as described in the
U.S. federal income tax           section of this pricing supplement called
purposes                          "Description of MPS--United States Federal
                                  Income Taxation." Under this treatment, if you are a U.S. investor, you will generally be subject to annual income tax based on the comparable yield of the MPS even though you will not receive any stated interest payments on the MPS. In addition, any gain recognized by U.S. investors on the sale or exchange, or at maturity, of the MPS generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of MPS--United
                                  States Federal Income Taxation" and the
                                  section called "United States Federal
                                  Taxation--Notes--Notes Linked to Commodity
                                  Prices, Single Securities, Baskets of
                                  Securities or Indices" in the accompanying prospectus supplement.

                                  If you are a foreign investor, please read the section of this pricing supplement called "Description of MPS--United States Federal Income Taxation."

                                  You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the MPS.

Where you can find                The MPS are senior notes issued as part of
more information on               our Series C medium-term note program. You
the MPS                           can find a general description of our Series
                                  C medium-term note program in the
                                  accompanying prospectus supplement dated June
                                  11, 2002. We describe the basic features of this type of note in the sections of the prospectus supplement called "Description of
                                  Notes--Floating Rate Notes" and "--Notes
                                  Linked to Commodity Prices, Single
                                  Securities, Baskets of Securities or
                                  Indices."

                                  Because this is a summary, it does not
                                  contain all the information that may be
                                  important to you. For a detailed description of the terms of the MPS, you should read the "Description of MPS" section in this pricing supplement. You should also read about some of the risks involved in investing in MPS in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as MPS differs from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of MPS--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the MPS.

How to reach us                   You may contact your local Morgan Stanley
                                  branch office or our principal executive offices at 1585 Broadway, New York, New York
                                  10036 (telephone number (212) 761-4000).

                        HYPOTHETICAL PAYOUTS ON THE MPS

     The index-linked payment amount is based on the closing value of the S&P 500 Index on the period valuation dates for each quarterly valuation period. Because the value of the S&P 500 Index may be subject to significant fluctuations over the term of the MPS, it is not possible to present a chart or table illustrating a complete range of possible payouts at maturity. The examples of the hypothetical payout calculations that follow are intended to illustrate the effect of general trends in the closing value of the S&P 500 Index on the amount payable to you at maturity. However, the S&P 500 Index may not appreciate or depreciate over the term of the MPS in accordance with any of the trends depicted by the hypothetical examples below, and the size and frequency of any fluctuations in the value of the S&P 500 Index over the term of the MPS, which we refer to as the volatility of the S&P 500 Index, may be significantly different than the volatility of the S&P 500 Index implied by any of the examples.

     The index-linked payment amount for each of the examples below is calculated using the following formula:

      Index-linked Payment = $1,000 x (Product of each of the Quarterly Performance
             Amount                                     Amounts)

             where,

                                          S&P 500 Index value at end of
                                            Quarterly Valuation Period
      Quarterly Performance = lesser of ----------------------------------- and 1.094
             Amount                       S&P 500 Index value at start of
                                             Quarterly Valuation Period

     Beginning on PS-8, we have provided examples of the hypothetical payouts on the MPS. Below is a simplified example to illustrate how the index-linked payment amount is calculated. For purposes of the following illustration, assume a hypothetical MPS with four quarterly valuation periods and an index with an initial value of 100.

     If the index closing value at the end of each quarterly valuation period is 109, 108, 124 and 111, respectively, the quarterly performance amount for each of the quarterly valuation periods would be as follows:

                         Index Value               Index Value                                         Quarterly
                    at start of Quarterly      at end of Quarterly                      Index         Performance
     Quarter          Valuation Period          Valuation Period                     Performance        Amount
   -----------      ---------------------      -------------------                   -----------      -----------
                                                                        109
   1st Quarter               100                       109              ---      =      1.09             1.09
                                                                        100

                                                                        108
   2nd Quarter               109                       108              ---      =     .99083           .99083
                                                                        109

                                                                        124
   3rd Quarter               108                       124              ---      =     1.14815           1.094      1.14815 and
                                                                        108                                            1.094)

                                                                        111
   4th Quarter               124                       111              ---      =     .89516           .89516
                                                                        124

     The index-linked payment amount equals $1,000 times the product of each of the quarterly performance amounts. Based on the quarterly performance amounts in the above example, the index-linked payment amount would be calculated as follows:

             $1,000 x (1.09 x .99083 x 1.094 x .89516) = $1,057.65

     The index-linked payment amount of $1,057.65 represents an increase of 5.765% above the issue price of the MPS. Because the quarterly performance amount for the quarterly valuation period ending in the third quarter was limited to 1.094, the return of the index-linked payment amount as a percentage of the issue price is less than the simple return of the index. The simple return of the index, which we refer to as the simple index price return, would measure the overall performance of the index by dividing the closing value of the index at the end of the final quarterly valuation period by the closing value of the index on the day we offer the MPS for initial sale to the public and would be calculated as follows:

                                             111
               Simple Index Price Return = ------- x $1,000 = $1,110
                                             100

     The simple index price return of $1,110 represents an increase of 11% above a hypothetical $1,000 investment based on the simple index price return rather than the index-linked payment amount.


                                     * * *


The examples beginning on PS-8 are based on 20 quarterly valuation periods and the following terms and assume an S&P 500 Index value equal to 100.00 at the start of the first quarterly valuation period:

o    Issue Price per MPS: $1,000

o    Minimum Payment Amount: $1,050

o Maximum Quarterly Performance Amount: 1.094 (equivalent to a quarterly return of the S&P 500 Index of 9.4%)

     As you review the examples, please note that although the maximum quarterly performance amount for any quarter is 1.094 (equivalent to a quarterly return of the S&P 500 Index of 9.4%), in measuring the index performance for the subsequent quarter we will use the actual value of the S&P 500 Index at the start of the quarterly valuation period for that subsequent quarter rather than the index value that would have resulted from an increase of 9.4% in the level of the S&P 500 Index during the previous quarter. For example, in Example 2, the S&P 500 Index increases from 107 to 119 for the period beginning September 30, 2003 and ending December 30, 2003, resulting in an S&P 500 Index performance of 1.11215 (equivalent to an increase in the S&P 500 Index of 11.215% in that quarter) and a quarterly performance amount of
1.094. Consequently, in the subsequent quarter the S&P 500 Index performance is measured using 119 as the starting value of the S&P 500 Index for that subsequent quarter rather than 117.058, the index value that would have resulted from an increase of 9.4% in the level of the S&P 500 Index during the previous quarter.

     Quarters which resulted in an increase in the level of the S&P 500 Index of 9.4% or greater are indicated in bold typeface below.

                                                  ---------------------------------------------------------------------------
                                                    Example 1
                                                    Hypothetical Ending        S&P 500 Index           MPS Quarterly
      Period Start               Period End             Index Value             Performance          Performance Amount
March 7, 2003                        June 30, 2003          103                   1.03000                 1.03000
June 30, 2003                   September 30, 2003          110                   1.06796                 1.06796
September 30, 2003               December 30, 2003          118                   1.07273                 1.07273
December 30, 2003                  March  30, 2004          126                   1.06780                 1.06780
March 30, 2004                       June 30, 2004          123                   0.97619                 0.97619
June 30, 2004                   September 30, 2004          128                   1.04065                 1.04065
September 30, 2004               December 30, 2004          134                   1.04688                 1.04688
December 30, 2004                   March 30, 2005          133                   0.99254                 0.99254
March 30, 2005                       June 30, 2005          135                   1.01504                 1.01504
June 30, 2005                   September 30, 2005          143                   1.05926                 1.05926
September 30, 2005               December 30, 2005          135                   0.94406                 0.94406
December 30, 2005                   March 30, 2006          142                   1.05185                 1.05185
March 30, 2006                       June 30, 2006          154                   1.08451                 1.08451
June 30, 2006                   September 30, 2006          151                   0.98052                 0.98052
September 30, 2006               December 30, 2006          162                   1.07285                 1.07285
December 30, 2006                   March 30, 2007          170                   1.04938                 1.04938
March 30, 2007                       June 30, 2007          181                   1.06471                 1.06471
June 30, 2007                   September 30, 2007          177                   0.97790                 0.97790
September 30, 2007               December 30, 2007          192                   1.08475                 1.08475
December 30, 2007                   March 27, 2008          200                   1.04167                 1.04167
                                                  ---------------------------------------------------------------------------
                                                                      Simple Index Price Return:           $2,000
                                                                    Index-linked Payment Amount:           $2,000
                                                                         Minimum Payment Amount:           $1,050
                                                                     Maturity Redemption Amount:           $2,150
                                                  ---------------------------------------------------------------------------

                                                  -------------------------------------------------------------------------
                                                  Example 2
                                                  Hypothetical Ending        S&P 500 Index           MPS Quarterly
      Period Start               Period End          Index Value             Performance          Performance Amount
March 7, 2003                        June 30, 2003       104                   1.04000                 1.04000
June 30, 2003                   September 30, 2003       107                   1.02885                 1.02885
September 30, 2003               December 30, 2003       119                   1.11215                 1.09400
December 30, 2003                  March  30, 2004       108                   0.90756                 0.90756
March 30, 2004                       June 30, 2004       118                   1.09259                 1.09259
June 30, 2004                   September 30, 2004       126                   1.06780                 1.06780
September 30, 2004               December 30, 2004       124                   0.98413                 0.98413
December 30, 2004                   March 30, 2005       130                   1.04839                 1.04839
March 30, 2005                       June 30, 2005       125                   0.96154                 0.96154
June 30, 2005                   September 30, 2005       131                   1.04800                 1.04800
September 30, 2005               December 30, 2005       136                   1.03817                 1.03817
December 30, 2005                   March 30, 2006       161                   1.18382                 1.09400
March 30, 2006                       June 30, 2006       136                   0.84472                 0.84472
June 30, 2006                   September 30, 2006       156                   1.14706                 1.09400
September 30, 2006               December 30, 2006       177                   1.13462                 1.09400
December 30, 2006                   March 30, 2007       188                   1.06215                 1.06215
March 30, 2007                       June 30, 2007       182                   0.96809                 0.96809
June 30, 2007                   September 30, 2007       195                   1.07143                 1.07143
September 30, 2007               December 30, 2007       203                   1.04103                 1.04103
December 30, 2007                   March 27, 2008       200                   0.98522                 0.98522
                                                  -------------------------------------------------------------------------
                                                                   Simple Index Price Return:           $2,000
                                                                 Index-linked Payment Amount:           $1,672
                                                                      Minimum Payment Amount:           $1,050
                                                                  Maturity Redemption Amount:           $1,672
                                                  -------------------------------------------------------------------------

                                                  ---------------------------------------------------------------
                                                  Example 3
                                                  Hypothetical Ending       S&P 500 Index            MPS Quarterly
      Period Start               Period End           Index Value            Performance          Performance Amount
March 7, 2003                        June 30, 2003        105                  1.05000                  1.05000
June 30, 2003                   September 30, 2003        111                  1.05714                  1.05714
September 30, 2003               December 30, 2003        135                  1.21622                  1.09400
December 30, 2003                  March  30, 2004        125                  0.92593                  0.92593
March 30, 2004                       June 30, 2004        133                  1.06400                  1.06400
June 30, 2004                   September 30, 2004        157                  1.18045                  1.09400
September 30, 2004               December 30, 2004        145                  0.92357                  0.92357
December 30, 2004                   March 30, 2005        142                  0.97931                  0.97931
March 30, 2005                       June 30, 2005        136                  0.95775                  0.95775
June 30, 2005                   September 30, 2005        159                  1.16912                  1.09400
September 30, 2005               December 30, 2005        165                  1.03774                  1.03774
December 30, 2005                   March 30, 2006        188                  1.13939                  1.09400
March 30, 2006                       June 30, 2006        165                  0.87766                  0.87766
June 30, 2006                   September 30, 2006        158                  0.95758                  0.95758
September 30, 2006               December 30, 2006        151                  0.95570                  0.95570
December 30, 2006                   March 30, 2007        161                  1.06623                  1.06623
March 30, 2007                       June 30, 2007        191                  1.18634                  1.09400
June 30, 2007                   September 30, 2007        195                  1.02094                  1.02094
September 30, 2007               December 30, 2007        183                  0.93846                  0.93846
December 30, 2007                   March 27, 2008        200                  1.09290                  1.09290
                                                  ---------------------------------------------------------------
                                                                    Simple Index Price Return:          $2,000
                                                                  Index-linked Payment Amount:          $1,381
                                                                       Minimum Payment Amount:          $1,050
                                                                   Maturity Redemption Amount:          $1,381
                                                  ---------------------------------------------------------------

     In Examples 1, 2 and 3, the value of the S&P 500 Index increases 100% over the term of the MPS and ends above the initial value of 100. However, each example produces a different maturity redemption amount because the hypothetical performance of the S&P 500 Index over the term of the MPS is different in each example.

o In Example 1, the quarterly performance amount in each quarterly valuation period never exceeds the 9.4% maximum quarterly performance amount of 1.094, and consequently, the index-linked payment amount of $2,000 equals the simple index price return of $2,000. The amount payable at maturity is the index-linked payment amount of $2,000, representing a 100% increase above the issue price.

o In Example 2, the value of the S&P 500 Index increases more than 9.4% in the quarters ending December 30, 2003, March 30, 2006, September 30, 2006 and December 30, 2006, and the quarterly performance amount for each of those periods is limited to the maximum of 1.094. Any significant decrease in the value of the S&P 500 Index (see, for example, the quarter ending June 30, 2006) is not subject to a corresponding limit. Consequently, the index-linked payment amount of $1,672 is less than the simple index price return of $2,000. Therefore, although the S&P 500 Index increases 100% over the term of the MPS, the amount payable at maturity of the MPS is the index-linked payment amount of $1,672, representing an 67.2% increase above the issue price.

o In Example 3, the value of the S&P 500 Index increases more than 9.4% in the quarters ending December 30, 2003, September 30, 2004, September 30, 2005, March 30, 2006 and June 30, 2007, and the quarterly performance amount for each of those periods is limited to the maximum of 1.094. Any significant decrease in the value of the S&P 500 Index (see, for example, the quarter ending June 30, 2006) is not subject to a corresponding limit. Consequently, the index-linked payment amount of $1,381 is less than the simple index price return of $2,000. Therefore, although the S&P 500 Index increases 100% over the term of the MPS, the amount payable at maturity of the MPS is the index-linked payment amount of $1,381, representing a 38.1% increase above the issue price.

                                                    -----------------------------------------------------------------------
                                                    Example 4
                                                    Hypothetical Ending        S&P 500 Index           MPS Quarterly
      Period Start               Period End             Index Value             Performance          Performance Amount
March 7, 2003                        June 30, 2003          105                   1.05000                 1.05000
June 30, 2003                   September 30, 2003           98                   0.93333                 0.93333
September 30, 2003               December 30, 2003           93                   0.94898                 0.94898
December 30, 2003                  March  30, 2004           96                   1.03226                 1.03226
March 30, 2004                       June 30, 2004           90                   0.93750                 0.93750
June 30, 2004                   September 30, 2004           87                   0.96667                 0.96667
September 30, 2004               December 30, 2004           88                   1.01149                 1.01149
December 30, 2004                   March 30, 2005           90                   1.02273                 1.02273
March 30, 2005                       June 30, 2005           87                   0.96667                 0.96667
June 30, 2005                   September 30, 2005           80                   0.91954                 0.91954
September 30, 2005               December 30, 2005           81                   1.01250                 1.01250
December 30, 2005                   March 30, 2006           77                   0.95062                 0.95062
March 30, 2006                       June 30, 2006           78                   1.01299                 1.01299
June 30, 2006                   September 30, 2006           75                   0.96154                 0.96154
September 30, 2006               December 30, 2006           82                   1.09333                 1.09333
December 30, 2006                   March 30, 2007           80                   0.97561                 0.97561
March 30, 2007                       June 30, 2007           82                   1.02500                 1.02500
June 30, 2007                   September 30, 2007           88                   1.07317                 1.07317
September 30, 2007               December 30, 2007           87                   0.98864                 0.98864
December 30, 2007                   March 27, 2008           85                   0.97701                 0.97701
                                                    -----------------------------------------------------------------------
                                                                      Simple Index Price Return:            $850
                                                                    Index-linked Payment Amount:            $850
                                                                         Minimum Payment Amount:           $1,050
                                                                     Maturity Redemption Amount:           $1.050
                                                    -----------------------------------------------------------------------

                                                    ----------------------------------------------------------------------
                                                    Example 5
                                                    Hypothetical Ending        S&P 500 Index           MPS Quarterly
      Period Start               Period End             Index Value             Performance          Performance Amount
March 7, 2003                        June 30, 2003          102                   1.02000                 1.02000
June 30, 2003                   September 30, 2003          110                   1.07843                 1.07843
September 30, 2003               December 30, 2003          113                   1.02727                 1.02727
December 30, 2003                  March  30, 2004          135                   1.19469                 1.09400
March 30, 2004                       June 30, 2004          141                   1.04444                  1.0444
June 30, 2004                   September 30, 2004          145                   1.02837                 1.02837
September 30, 2004               December 30, 2004          180                   1.24138                 1.09400
December 30, 2004                   March 30, 2005          165                   0.91667                 0.91667
March 30, 2005                       June 30, 2005          152                   0.92121                 0.92121
June 30, 2005                   September 30, 2005          183                   1.20395                 1.09400
September 30, 2005               December 30, 2005          222                   1.21311                 1.09400
December 30, 2005                   March 30, 2006          218                   0.98198                 0.98198
March 30, 2006                       June 30, 2006          191                   0.87615                 0.87615
June 30, 2006                   September 30, 2006          219                   1.14660                 1.09400
September 30, 2006               December 30, 2006          197                   0.89954                 0.89954
December 30, 2006                   March 30, 2007          170                   0.86294                 0.86294
March 30, 2007                       June 30, 2007          158                   0.92941                 0.92941
June 30, 2007                   September 30, 2007          152                   0.96203                 0.96203
September 30, 2007               December 30, 2007          144                   0.94737                 0.94737
December 30, 2007                   March 27, 2008          155                   1.07639                 1.07639
                                                    ----------------------------------------------------------------------
                                                                      Simple Index Price Return:           $1,550
                                                                    Index-linked Payment Amount:            $978
                                                                         Minimum Payment Amount:           $1,050
                                                                     Maturity Redemption Amount:           $1,050
                                                    ----------------------------------------------------------------------

     In Example 4, the value of the S&P 500 Index decreases over the term of the MPS and ends below the initial value of 100. The quarterly performance amount in each quarterly valuation period never exceeds the 9.4% maximum quarterly performance amount of 1.094, and consequently, the index-linked payment amount of $850 equals the simple index price return of $850. Although the S&P 500 Index decreases 15% over the term of the MPS, the amount payable at maturity of the MPS is the minimum payment amount of $1,050, representing a return that is only 5% greater than the issue price.

                                     * * *

     In Example 5, the value of the S&P 500 Index increases over the term of the MPS and ends above the initial value of 100. The value of the S&P 500 Index increases more than 9.4% in the quarters ending March 30, 2004, December 30, 2004, September 30, 2005, December 30, 2005 and September 30, 2006, and the quarterly performance amount for each of those periods is limited to the maximum of 1.094. Any significant decrease in the value of the S&P 500 Index (see, for example, the quarters ending June 30, 2006, December 30, 2006 and March 30, 2007) is not subject to a corresponding limit. Consequently, the index-linked payment amount of $978 is less than the simple index price return of $1,550. Therefore, although the S&P 500 Index increases 55% over the term of the MPS, the amount payable at maturity of the MPS is the minimum payment amount of $1,050, representing a return that is only 5% greater than the issue price.

                                  RISK FACTORS

     The MPS are not secured debt and, unlike ordinary debt securities, the MPS do not pay interest. Investing in the MPS is not equivalent to investing directly in the S&P 500 Index. This section describes the most significant risks relating to the MPS. You should carefully consider whether the MPS are suited to your particular circumstances before you decide to purchase them.

MPS do not pay interest           The terms of the MPS differ from those of
like ordinary debt securities     ordinary debt securities in that we will not
                                  pay interest on the MPS. Because the
                                  index-linked payment amount due at maturity may be no greater than the minimum payment amount of $1,050, representing an effective yield to maturity of .97% per annum on the issue price of each MPS, the return on your investment in the MPS may be less than the amount that would be paid on an ordinary debt security. The return of only the minimum payment amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time. The MPS have been designed for investors who are willing to forego market floating interest payments on the MPS in exchange for the amount by which the index-linked payment amount or the minimum payment amount exceeds the principal amount of the MPS.

MPS will not be listed            The MPS will not be listed on any organized
                                  securities exchange. There may be little or no secondary market for the MPS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. MS & Co.
                                  currently intends to act as a market maker for the MPS, but it is not required to do so.

Market price of the MPS           Several factors, many of which are beyond our
influenced by many                control, will influence the value of the MPS,
unpredictable factors             including:

                                  o the value of the S&P 500 Index at any time and on each of the specific period valuation dates

                                  o the volatility (frequency and magnitude of changes in value) of the S&P 500 Index

                                  o  interest and yield rates in the market

                                  o  economic, financial, political and
                                     regulatory or judicial events that affect the securities underlying the S&P 500 Index or stock markets generally and that may affect the value of the S&P 500 Index on the specific period valuation dates

                                  o the time remaining to the maturity of the MPS

                                  o the dividend rate on the stocks underlying the S&P 500 Index

                                  o  our creditworthiness

                                  Some or all of these factors will influence the price that you will receive if you sell your MPS prior to maturity. For example, you may have to sell your MPS at a substantial discount from the principal amount if market interest rates rise or if at the time of sale the index-linked payment amount calculated to that date is less than or equal to $1,000, indicating that the magnitude of the decreases in the value of the S&P 500 Index during previous quarterly valuation periods is greater than the increases in the value of the S&P 500 Index during previous quarterly valuation periods. Because of the compounding effect of previous quarterly performance amounts and the limited appreciation potential resulting from the maximum quarterly performance amount, the effect of several of these factors on the market price of the MPS, including the value of the S&P 500 Index at the time of any such sale and the volatility of the S&P 500 Index, will decrease over the term of the MPS.

                                  You cannot predict the future performance and volatility of the S&P 500 Index based on its historical performance. We cannot guarantee that the quarterly performance of the S&P 500 Index will result in an index-linked payment amount in excess of the minimum payment amount.

Investing in the MPS is not       Because the index-linked payment amount is
equivalent to investing in the    based on the compounded quarterly return of
S&P 500 Index                     the S&P 500 Index on 20 period valuation
                                  dates during the term of the MPS and your participation in quarterly increases is limited to 9.4%, it is possible for the return on your investment in the MPS (the effective yield to maturity) to be substantially less than the return of the S&P
                                  500 Index over the term of the MPS. As
                                  demonstrated by Examples 2 and 3 under
                                  "Hypothetical Payouts on the MPS" above, an investment in the MPS may result in a payment at maturity that is less than the simple index price return. The amount of the discrepancy, if any, between the index-linked payment amount and simple index price return will depend on how often and by how much any quarterly performance amount exceeds 1.094, or 9.4%, during the 20 quarterly valuation periods over the term of the MPS.

                                  The maximum quarterly performance amount will operate to limit your participation in the increase in the value of the S&P 500 Index during any quarterly valuation period to a maximum of 9.4%, while your exposure to any decline in the value of the S&P 500 Index during any quarterly valuation period will not be limited. It is possible that increases in the value of the S&P 500 Index during some quarterly valuation periods will be offset by declines in the value of the S&P 500 Index during other quarterly valuation periods during the term of the MPS. However, because of the limits on your participation in quarterly increases in the value of the S&P 500 Index resulting from the 9.4% maximum quarterly performance amount, it is possible that increases in the value of the S&P 500 Index that would otherwise offset declines in the value of the S&P 500 Index will not in fact do so. Consequently, as demonstrated in Example 5 above, it is possible that the index-linked payment amount may be less than $1,050 even if the S&P 500 Index increases more than 5% over the term of the MPS. In that case, you would receive the minimum payment amount, which is less than the simple index price return on the S&P 500 Index.

                                  You can review the historical values of the S&P 500 Index for each calendar quarter in the period from January 1, 1998 through March 7, 2003 in the section of this pricing supplement called "Description of MPS--Historical Information." You should also review the historical quarterly percent change for the S&P 500 Index as calculated for each calendar quarter in the period from January 1, 1970 through December 31, 2002 in Annex A to this pricing supplement.

Adjustments to the                Standard & Poor's Corporation, or
S&P 500 Index could               S&P(R), is responsible for calculating and
adversely affect the              maintaining the S&P 500 Index. You should not
value of the MPS                  conclude that the inclusion of a stock in the
                                  S&P 500 Index is an investment recommendation by us of that stock. S&P can add, delete or substitute the stocks underlying the S&P 500
                                  Index or make other methodological changes that could change the value of the S&P 500
                                  Index. S&P may discontinue or suspend
                                  calculation or dissemination of the S&P 500
                                  Index. Any of these actions could adversely affect the value of the MPS.

                                  S&P may discontinue or suspend calculation or publication of the S&P 500 Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued S&P 500 Index. MS & Co. could have an economic interest that is different than that of investors in the MPS insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If there is no appropriate successor index, at maturity the payout on the MPS will be an amount based on the closing prices of the stocks underlying the S&P 500 Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the S&P 500 Index last in effect prior to discontinuance of the S&P 500 Index.

You have no                       As an investor in the MPS, you will not have
shareholder rights                voting rights or rights to receive dividends
                                  or other distributions or any other rights with respect to the stocks that underlie the S&P 500 Index.

Adverse economic interests        As calculation agent, our affiliate MS & Co.
of the calculation agent          will calculate the quarterly performance
and its affiliates may affect     amounts and the index-linked payment amount.
determinations                    Determinations made by MS&Co., in its
                                  capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index value in the event of a discontinuance of the S&P 500 Index, may affect the index-linked payment amount. See the sections of this pricing supplement called
                                  "Description of MPS--Market Disruption Event" and "--Discontinuance of the S&P 500 Index;
                                  Alteration of Method of Calculation."

Hedging and trading activity      We expect that MS & Co. and other affiliates
by the calculation agent and      will carry out hedging activities related to
its affiliates could potentially  the MPS (and possibly to other instruments
adversely affect the value of     linked to the S&P 500 Index or its component
the S&P 500 Index                 stocks), including trading in the stocks
                                  underlying the S&P 500 Index as well as in other instruments related to the S&P 500
                                  Index. MS & Co. and some of our other
                                  subsidiaries also trade the stocks underlying the S&P 500 Index and other financial instruments related to the S&P 500 Index on a regular basis as part of their general broker-dealer businesses. Any of these hedging or trading activities could potentially affect the value of the S&P 500
                                  Index and, accordingly, could affect the payout to you on the MPS.

The MPS will be treated           You should also consider the U.S. federal
as contingent payment             income tax consequences of investing in the
debt instruments for              MPS. The MPS will be treated as "contingent
U.S. federal income tax           payment debt instruments" for U.S. federal
purposes                          income tax purposes, as described in the
                                  section of this pricing supplement called
                                  "Description of MPS--United States Federal
                                  Income Taxation." Under this treatment, if you are a U.S. investor, you will generally be subject to annual income tax based on the comparable yield of the MPS even though you will not receive any stated interest payments on the MPS. In addition, any gain recognized by U.S. investors on the sale or exchange, or at maturity, of the MPS generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of MPS--United
                                  States Federal Income Taxation" and the
                                  section called "United States Federal
                                  Taxation--Notes--Notes Linked to Commodity
                                  Prices, Single Securities, Baskets of
                                  Securities or Indices" in the accompanying prospectus supplement.

                                  If you are a foreign investor, please read the section of this pricing supplement called "Description of MPS--United States Federal Income Taxation."

                                  You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the MPS.

                               DESCRIPTION OF MPS

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "MPS" refers to each $1,000 principal amount of any of our MPS due March 31, 2008 Linked to the S&P 500 Index. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.).

Principal Amount..............   $4,450,000

Original Issue Date
(Settlement Date).............   March 12, 2003

Maturity Date.................   March 31, 2008, subject to extension in the
                                 event of a Market Disruption Event on the final Period Valuation Date for calculating the Index-linked Payment Amount.

                                 If, due to a Market Disruption Event or
                                 otherwise, the final Period Valuation Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following that final Period Valuation Date as postponed.
                                 See "--Period Valuation Dates" below.

Specified Currency............   U.S. dollars

CUSIP.........................   617446HV4

ISIN..........................   US617446HV41

Minimum Denominations.........   $1,000

Issue Price...................   $1,000 (100%)

Interest Rate.................   None

Maturity Redemption Amount....   At maturity, you will receive for each MPS
                                 the Maturity Redemption Amount, equal to the greater of (i) the Index-linked Payment
                                 Amount and (ii) the Minimum Payment Amount.

                                 We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary, which we refer to as DTC, of the Maturity Redemption Amount, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity
                                 Date) and (ii) deliver the aggregate cash amount due with respect to the MPS to the Trustee for delivery to DTC, as holder of the MPS, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" and "--Book-Entry" below, and see "The Depositary" in the accompanying prospectus supplement.

Minimum Payment Amount........   $1,050

Index-linked Payment Amount...   The Index-linked Payment Amount is equal to
                                 (i) $1,000 times (ii) the product of the Quarterly Performance Amounts for each
                                 Quarterly Valuation Period over the term of the MPS.

Quarterly Performance Amount..   With respect to any Quarterly Valuation
                                 Period, the Quarterly Performance Amount will be equal to the lesser of (i) 1.094 and (ii) a fraction, the numerator of which will be the Index Value on the Period Valuation Date at the end of such Quarterly Valuation Period and the denominator of which will be the Index
                                 Value on the Period Valuation Date at the beginning of such Quarterly Valuation Period, provided that for the first Quarterly
                                 Valuation Period, the denominator will be 828.89, the Index Value on March 7, 2003, the day we offered the MPS for initial sale to the public.

Quarterly Valuation Periods...   Each period from and including a Period
                                 Valuation Date to and including the
                                 immediately subsequent Period Valuation Date;
                                 provided that the first Quarterly Valuation
                                 Period begins on March 7, 2003. The first
                                 Quarterly Valuation Period will be longer than one calendar quarter.

Period Valuation Dates........   The Period Valuation Dates will be (i) the
                                 30th of each March, June, September and
                                 December, beginning June 2003 to and including
                                 December 2007, and (ii) March 27, 2008, in each such case subject to adjustment if such date is not a Trading Day or if a Market
                                 Disruption Event occurs on such date as
                                 described in the two following paragraphs.

                                 If any scheduled Period Valuation Date
                                 occurring from and including June 2003 to and including December 2007 is not a Trading Day or if a Market Disruption Event occurs on any such date, such Period Valuation Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that if a Market Disruption Event occurs on any of the scheduled Period Valuation Dates occurring from and including June 2003 to and including December 2007 and on each of the five Trading Days immediately succeeding that scheduled Period Valuation Date, then (i) such fifth succeeding Trading Day will be deemed to be the relevant Period Valuation Date, notwithstanding the occurrence of a Market Disruption Event on such day, and
                                 (ii) with respect to any such fifth Trading
                                 Day on which a Market Disruption Event occurs, the Calculation Agent will determine the value of the S&P 500 Index on such fifth Trading Day in accordance with the formula for calculating the value of the S&P 500 Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Trading Day of each security most recently comprising the S&P 500 Index.

                                 If March 27, 2008 (the final Period Valuation
                                 Date) is not a Trading Day or if there is a Market Disruption Event on such day, the final Period Valuation Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Index Value...................   The Index Value on any Trading Day will equal
                                 the closing value of the S&P 500 Index or any Successor Index (as defined under
                                 "--Discontinuance of the S&P 500 Index;
                                 Alteration of Method of Calculation" below) published following the close of the principal trading sessions of the New York Stock
                                 Exchange (the "NYSE"), the American Stock
                                 Exchange LLC (the "AMEX") and the Nasdaq
                                 National Market on that Trading Day. In
                                 certain circumstances, the Index Value will be based on the alternate calculation of the S&P
                                 500 Index described under "--Discontinuance of the S&P 500 Index; Alteration of Method of
                                 Calculation."

Trading Day...................   A day, as determined by the Calculation Agent,
                                 on which trading is generally conducted on the NYSE, the AMEX, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or
Certificated Note.............   Book Entry. The MPS will be issued in the form
                                 of one or more fully registered global
                                 securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC will be the only registered holder of the MPS. Your beneficial interest in the MPS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. You may also hold your beneficial interest in the MPS through Clearstream, Luxembourg or the
                                 Euroclear operator directly, if you are a participant in those systems, or indirectly through a securities intermediary acting on your behalf as a direct or indirect participant in those systems. Clearstream, Luxembourg and the Euroclear operator will hold beneficial interests on behalf of their participants on the books of their respective depositories, which in turn will hold beneficial interests in the MPS on the books of DTC. See "Series C
                                 Notes and Series C Units Offered on a Global
                                 Basis" in the accompanying prospectus
                                 supplement. In this pricing supplement, all references to actions taken by you or to be taken by you refer to actions taken or to be taken by DTC upon instructions from its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the MPS, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The
                                 Depositary" in the accompanying prospectus supplement and "Form of Securities--Global
                                 Securities--Registered Global Securities" in the accompanying prospectus.

Senior Note or
Subordinated Note.............   Senior

Trustee.......................   JPMorgan Chase Bank (formerly known as The
                                 Chase Manhattan Bank)

Agent.........................   Morgan Stanley & Co. Incorporated and its
                                 successors ("MS & Co.")

Market Disruption Event.......   "Market Disruption Event" means, with respect
                                 to the S&P 500 Index, the occurrence or
                                 existence of a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the S&P 500 Index (or the Successor Index) on the
                                 Relevant Exchanges for such securities for the same period of trading longer than two hours or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the S&P 500 Index (or the Successor
                                 Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major
                                 U.S. securities market for trading in futures or options contracts or exchange traded funds related to the S&P 500 Index (or the Successor
                                 Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion.

                                 For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the S&P 500 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the S&P 500 Index shall be based on a comparison of (x) the portion of the level of the S&P 500 Index attributable to that security relative to (y) the overall level of the S&P 500 Index, in each case immediately before that suspension or limitation.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the S&P 500 Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the S&P 500 Index and (5) a "suspension, absence or material limitation of trading" on any

                                 Relevant Exchange or on the primary market on which futures or options contracts related to the S&P 500 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange.............   "Relevant Exchange" means the primary U.S.
                                 organized exchange or market of trading for any security then included in the S&P 500
                                 Index or any Successor Index.

Alternate Exchange
Calculation in Case of
an Event of Default...........   In case an event of default with respect to
                                 the MPS shall have occurred and be continuing, the amount declared due and payable for each MPS upon any acceleration of the MPS will be equal to the Maturity Redemption Amount determined as though the Index Value for any Period Valuation Date scheduled to occur on or after such date of acceleration were the Index
                                 Value on the date of acceleration. Therefore, the Quarterly Performance Amount for the then current Quarterly Valuation Period would be equal to the Index Value on the date of acceleration divided by the Index Value on the Period Valuation Date at the beginning of such Quarterly Valuation Period, and the Quarterly
                                 Performance Amount for each remaining
                                 Quarterly Valuation Period would be equal to 1.

                                 If the maturity of the MPS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Maturity Redemption Amount and the aggregate cash amount due with respect to the MPS as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent.............   MS & Co.

                                 All determinations made by the Calculation
                                 Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                 All calculations with respect to the
                                 Index-linked Payment Amount and the Quarterly Performance Amount will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per MPS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of MPS will be rounded to the nearest cent, with one-half cent rounded upward.

                                 Because the Calculation Agent is our
                                 affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the MPS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Value, the Index-linked

                                 Payment Amount, the Quarterly Performance
                                 Amount or whether a Market Disruption Event has occurred. See "--Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

The S&P 500 Index.............   We have derived all information contained in
                                 this pricing supplement regarding the S&P 500
                                 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P.
                                 The S&P 500 Index was developed by S&P and is calculated, maintained and published by S&P.
                                 We make no representation or warranty as to the accuracy or completeness of such information.

                                 The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the "Component Stocks") as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The "Market Value" of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company's common stock is widely-held and the Market Value and trading activity of the common stock of that company.

                                 The S&P 500 Index is calculated using a
                                 base-weighted aggregate methodology: the level of the Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500 Index's base period of 1941-43 (the "Base Period").

                                 An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

                                 The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number.

                                 However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the Index. The Index Divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index ("Index Maintenance").

                                 Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

                                 To prevent the value of the Index from
                                 changing due to corporate actions, all
                                 corporate actions which affect the total
                                 Market Value of the Index require an Index
                                 Divisor adjustment. By adjusting the Index
                                 Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant. This helps maintain the value of the Index as an accurate barometer of stock market performance and ensures that the movement of the Index does not reflect the corporate actions of individual companies in the Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require Index Divisor adjustments.

                                 The table below summarizes the types of S&P
                                 500 Index maintenance adjustments and
                                 indicates whether or not an Index Divisor adjustment is required.

                                                                                                  Divisor
                                         Type of                                                 Adjustment
                                    Corporate Action               Adjustment Factor              Required
                                 -----------------------    ------------------------------       ----------
                                 Stock split                Shares Outstanding multiplied            No
                                   (i.e., 2-for-1)          by 2; Stock Price divided by 2

                                 Share issuance             Shares Outstanding plus newly           Yes
                                   (i.e., change >= 5%)     issued Shares

                                 Share repurchase           Shares Outstanding minus                Yes
                                   (i.e., change >= 5%)     Repurchased Shares

                                 Special cash               Share Price minus Special               Yes
                                   dividends                Dividend

                                 Company change             Add new company Market                  Yes
                                                            Value minus old company
                                                            Market Value

                                 Rights offering            Price of parent company minus           Yes

                                                                 Price of Rights
                                                                (---------------)
                                                                   Right Ratio

                                 Spin-Off                   Price of parent company minus           Yes

                                                                 Price of Spinoff Co.
                                                                (--------------------)
                                                                 Share Exchange Ratio

                                 Stock splits and stock dividends do not affect the Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

                                 Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the "Post-Event Aggregate Market Value"). In order that the level of the Index (the "Pre-Event Index Value") not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor ("New Divisor") is derived as follows:

                                 Post-Event Aggregate Market Value
                                 --------------------------------- = Pre-Event Index Value
                                            New Divisor

                                                Post-Event Aggregate Market Value
                                 New Divisor =  ---------------------------------
                                                      Pre-Event Index Value

                                 A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

Discontinuance of the
  S&P 500 Index; Alteration
  of Method of Calculation....   If S&P discontinues publication of the S&P 500
                                 Index and S&P or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued S&P 500 Index (such index being referred to herein as a "Successor Index"), then any subsequent Index Value will be determined by reference to the value of such Successor Index at the regular official weekday close of the principal trading session of the NYSE, the AMEX, the Nasdaq National
                                 Market or the relevant exchange or market for the Successor Index on the date that any Index
                                 Value is to be determined.

                                 Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the MPS, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the MPS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                                 If S&P discontinues publication of the S&P 500 Index prior to, and such discontinuance is continuing on, any Period Valuation Date and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Value for such date. The Index Value will be computed by the Calculation Agent in accordance with the formula for calculating the S&P 500 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently comprising the S&P 500 Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500 Index may adversely affect the value of the MPS.

                                 If at any time the method of calculating the S&P 500 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the S&P 500 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the S&P 500 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the S&P 500 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Value and the Index-linked Payment Amount with reference to the S&P 500 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the S&P 500 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the S&P 500 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information........   The following table sets forth the high and
                                 low Index Values, as well as end-of-quarter
                                 Index Values, of the S&P 500 Index for each quarter in the period from January 1, 1998 through March 7, 2003. The Index Value on
                                 March 7, 2003 was 828.89. We obtained the information in the table below from Bloomberg
                                 Financial Markets, and we believe such
                                 information to be accurate.

                                 The historical values of the S&P 500 Index should not be taken as an indication of future performance or future volatility, and no assurance can be given as to the level of the S&P 500 Index on any Period Valuation Date. We cannot give you any assurance that the performance of the S&P 500 Index will result in an Index-linked Payment Amount in excess of $1,050.

                                                       High          Low        Period End
                                                      -------      -------      ----------
                                 1998:
                                   First Quarter      1105.65       927.69       1101.75
                                   Second Quarter     1138.49      1077.01       1133.84
                                   Third Quarter      1186.75       957.28       1017.01
                                   Fourth Quarter     1241.81       959.44       1229.23

                                 1999:
                                   First Quarter      1316.55      1212.19       1286.37
                                   Second Quarter     1372.71      1281.41       1372.71
                                   Third Quarter      1418.78      1268.37       1282.71
                                   Fourth Quarter     1469.25      1247.41       1469.25
                                 2000:
                                   First Quarter      1527.46      1333.36       1498.58
                                   Second Quarter     1516.35      1356.56       1454.60
                                   Third Quarter      1520.77      1419.89       1436.51
                                   Fourth Quarter     1436.28      1264.74       1320.28
                                 2001:
                                   First Quarter      1373.73      1117.58       1160.33
                                   Second Quarter     1312.83      1103.25       1224.42
                                   Third Quarter      1236.72       965.80       1040.94
                                   Fourth Quarter     1170.35      1038.55       1148.08
                                 2002:
                                   First Quarter      1172.51      1080.17       1147.39
                                   Second Quarter     1146.54       973.53        989.82
                                   Third Quarter       989.03       797.70        815.28
                                   Fourth Quarter      938.87       776.76        879.82
                                 2003:
                                   First Quarter
                                     (through
                                     March 7, 2003)    931.66       817.37        828.89

                                 You should also review the historical
                                 quarterly percent change of the S&P 500 Index as calculated for each calendar quarter in the period from January 1, 1970 through December 31, 2002 in Annex A to this pricing supplement.

Use of Proceeds and Hedging...   The net proceeds we receive from the sale of
                                 the MPS will be used for general corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the MPS. See also "Use of Proceeds" in the accompanying prospectus.

                                 On the date of this pricing supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the MPS by taking positions in exchange traded funds on the S&P 500 Index. Purchase activity could potentially have increased the value of the S&P 500 Index, and therefore effectively have increased the level of the S&P 500 Index that must prevail on the Period Valuation Dates in order for you to receive at maturity a payment that exceeds the principal amount of the MPS. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the MPS, including on the Period Valuation Dates, by purchasing and selling the stocks underlying the S&P 500 Index, futures or options contracts or exchange traded funds on the S&P 500 Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling all or part of our hedge position on one or more Period Valuation Dates.

                                 Although we have no reason to believe that our hedging activity has had, or will in the future have, a material impact on the value of the S&P 500 Index, we cannot give any assurance that we will not affect such value as a result of our hedging activities.

Supplemental Information
Concerning Plan of
Distribution..................   Under the terms and subject to conditions
                                 contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of MPS set forth on the cover of this pricing supplement. The Agent proposes initially to offer the MPS directly to the public at the public offering price set forth on the cover page of this pricing supplement.
                                 The Agent may allow a concession not in excess of 1.5% of the principal amount of the MPS to other dealers, which may include Morgan
                                 Stanley & Co. International Limited and Bank
                                 Morgan Stanley AG. We expect to deliver the MPS against payment therefor in New York, New
                                 York on March 12, 2003. After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

                                 The MPS are being offered on a global basis.
                                 See "Series C Notes and Series C Units Offered on a Global Basis" in the accompanying prospectus supplement.

                                 In order to facilitate the offering of the MPS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the MPS. Specifically, the Agent may sell more MPS than it is obligated to purchase in connection with the offering, creating a naked short position in the MPS for its own account. The Agent must close out any naked short position by purchasing the MPS in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the MPS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, MPS in the open market to stabilize the price of the MPS. Any of these activities may raise or maintain the market price of the MPS above independent market levels or prevent or retard a decline in the market price of the MPS. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

                                 General

                                 No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the MPS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the MPS in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the MPS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the MPS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                 The Agent has represented and agreed, and each dealer through which we may offer the MPS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the MPS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the MPS under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes purchases, offers or sales of the MPS. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                 Brazil

                                 The MPS may not be offered or sold to the public in Brazil. Accordingly, the offering of the MPS has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to such offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                 Hong Kong

                                 The Agent and each dealer has represented and agreed that (1) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any MPS other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong and (2) it has not issued and will not issue any invitation or advertisement relating to the MPS in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to MPS which are intended to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or agent.

                                 Mexico

                                 The MPS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                 Singapore

                                 This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus and any other document or material used in connection with the offer or sale, or invitation for subscription or purchase, of the MPS may not be circulated or distributed, nor may the MPS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the MPS to the public in Singapore.

License Agreement between
Standard & Poor's Corporation
and Morgan Stanley............   S&P and Morgan Stanley have entered into a
                                 non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index, which is owned and published by S&P, in connection with securities, including the MPS.

                                 The license agreement between S&P and Morgan
                                 Stanley provides that the following language must be set forth in this pricing supplement:

                                 The MPS are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the MPS or any member of the public regarding the advisability of investing in securities generally or in the MPS particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to us or the MPS. S&P has no obligation to take our needs or the needs of the owners of the MPS into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the MPS to be issued or in the determination or calculation of the equation by which the MPS are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the MPS.

                                 S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE MPS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND

                                 HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF
                                 MERCHANTABILITY OR FITNESS FOR A PARTICULAR
                                 PURPOSE OR USE WITH RESPECT TO THE S&P 500
                                 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT
                                 LIMITING ANY OF THE FOREGOING, IN NO EVENT
                                 SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                 "Standard & Poor's(R)," "S&P(R)," "S&P 500(R),"
                                 "Standard & Poor's 500" and "500" are
                                 trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

ERISA Matters for Pension Plans
and Insurance Companies.......   Each fiduciary of a pension, profit-sharing
                                 or other employee benefit plan subject to the Employee Retirement Income Security Act of
                                 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the MPS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of
                                 ERISA and would be consistent with the
                                 documents and instruments governing the Plan.

                                 In addition, we and certain of our
                                 subsidiaries and affiliates, including MS &
                                 Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the MPS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the MPS are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                 The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the MPS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                 Because we may be considered a party in
                                 interest with respect to many Plans, the MPS may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or investor is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or investor the MPS will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or
                                 Section 4975 of the Code.

                                 Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the MPS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                 Certain plans that are not subject to ERISA, including plans maintained by state and local governmental entities, are nonetheless subject to investment restrictions under the terms of applicable local law. Such restrictions may preclude the purchase of the MPS.

                                 Purchasers of the MPS have exclusive
                                 responsibility for ensuring that their
                                 purchase and holding of the MPS do not violate the prohibited transaction rules of ERISA or the Code, or any requirements applicable to government or other benefit plans that are not subject to ERISA or the Code.

United States Federal
Income Taxation...............   The following summary is based on the opinion
                                 of Davis Polk & Wardwell, our special tax counsel, and is a general discussion of the principal U.S. federal tax consequences to initial investors in the MPS purchasing the MPS at the Issue Price, who will hold the MPS as capital assets within the meaning of
                                 Section 1221 of the Code. Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury Regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to an investor in light of its particular circumstances or to investors that are subject to special rules, such as:

                                 o  certain financial institutions;
                                 o  dealers in securities or foreign
                                    currencies;
                                 o  investors holding notes as part of a hedge;
                                 o  U.S. Holders, as defined below, whose
                                    functional currency is not the U.S. dollar;
                                 o  partnerships;
                                 o nonresident alien individuals who have lost their United States citizenship or who have ceased to be taxed as United States resident aliens;
                                 o corporations that are treated as foreign personal holding companies, controlled foreign corporations or passive foreign investment companies;
                                 o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax; and
                                 o Non-U.S. Holders for whom income or gain in respect of an MPS are effectively connected with a trade or business in the United States.

                                 If you are considering the purchase of MPS, you are urged to consult your tax advisors with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                                 U.S. Holders

                                 This section only applies to you if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the MPS. As used herein, the term "U.S. Holder" means a beneficial owner of an MPS that is for U.S. federal income tax purposes:

                                 o  a citizen or resident of the United States;
                                 o a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof; or
                                 o  an estate or trust the income of which is
                                    subject to U.S. federal income taxation
                                    regardless of its source.

                                 The MPS will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. U.S. Holders should refer to the discussion under "United States Federal Taxation--Notes--Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices" in the accompanying prospectus supplement for a full description of the U.S. federal income tax consequences of ownership and disposition of a contingent payment debt instrument.

                                 In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the MPS on a constant yield basis in each year that they hold the MPS, despite the fact that no stated interest will actually be paid on the MPS. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, even though no cash is paid on the MPS from which to pay such taxes. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the MPS will generally be treated as ordinary income.

                                 The rate of accrual of OID on the MPS is the yield at which we would issue a fixed rate debt instrument with terms similar to those of the MPS (our "comparable yield") and is determined at the time of the issuance of the MPS. We have determined that the "comparable yield" is an annual rate of 3.64% compounded annually. Based on our determination of the comparable yield, the "projected payment schedule" for a MPS (assuming an issue price of $1,000) consists of a projected amount equal to $1,198.735 due at maturity.

                                 The following table states the amount of OID that will be deemed to have accrued with respect to a MPS during each accrual period, based upon our determination of the comparable yield and the projected payment schedule:

                                                                                          TOTAL OID
                                                                          OID             DEEMED TO
                                                                       DEEMED TO        HAVE ACCRUED
                                                                        ACCRUE          FROM ORIGINAL
                                                                        DURING         ISSUE DATE (PER
                                                                        ACCRUAL        MPS) AS OF END
                                                                      PERIOD (PER        OF ACCRUAL
                                            ACCRUAL PERIOD              MPS)               PERIOD
                                            --------------            -----------      ---------------
                                 Original Issue Date through
                                   December 31, 2003..........    $     29.6256    $         29.6256
                                 January 1, 2004 through
                                   December 31, 2004..........    $     37.4784    $         67.1040
                                 January 1, 2005 through
                                   December 31, 2005..........    $     38.8426    $        105.9466
                                 January 1, 2006 through
                                   December 31, 2006..........    $     40.2565    $        146.2031
                                 January 1, 2007 through
                                   December 31, 2007..........    $     41.7218    $        187.9249
                                 January 1, 2008 through
                                   March 31, 2008.............    $     10.8101    $        198.7350

                                 The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders' OID accruals and adjustments in respect of the MPS, and we make no representation regarding the actual amounts of payments on a MPS.

                                 Non-U.S. Holders

                                 This section only applies to you if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of an MPS that is for U.S. federal income tax purposes:

                                 o  a nonresident alien individual;
                                 o  a foreign corporation; or
                                 o  a foreign trust or estate.

                                 Tax Treatment upon Maturity, Sale, Exchange or Disposition of an MPS. Subject to the discussion below concerning backup withholding, payments on an MPS by us or a paying agent to a

                                 Non-U.S. Holder and gain realized by a
                                 Non-U.S. Holder on the sale, exchange or other disposition of an MPS, will not be subject to U.S. federal income or withholding tax, provided that:

                                 o such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code;
                                 o  the certification required by Section
                                    871(h) or Section 881(c) of the Code has been provided with respect to the Non-U.S. Holder, as discussed below; and
                                 o such Non-U.S. Holder is not an individual who has a "tax home" (as defined in Section 911(d)(3) of the Code) or an office or other fixed place of business in the United States.

                                 Certification Requirements. Sections 871(h) and 881(c) of the Code require that, in order to obtain an exemption from withholding tax in respect of payments on the MPS that are, for U.S. federal income tax purposes, treated as interest, the beneficial owner of an MPS certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a "United States person" within the meaning of Section 7701(a)(30) of the Code. If you are a prospective investor, you are urged to consult your tax advisor regarding the reporting requirements, including reporting requirements for foreign partnerships and their partners.

                                 Estate Tax. Under Section 2105(b) of the Code, an MPS held by an individual who is not a citizen or resident of the United States at the time of his or her death will not be subject to U.S. federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and, at the time of such individual's death, payments with respect to such MPS would not have been effectively connected with the conduct by such individual of a trade or business in the United States.

                                 Information Reporting and Backup Withholding. Information returns may be filed with the U.S. Internal Revenue Service (the "IRS") in connection with the payments on the MPS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. The Non-U.S. Holder may be subject to U.S. backup withholding on such payments or proceeds, unless the Non-U.S. Holder complies with certification requirements to establish that it is not a United States person, as described above. The certification requirements of Sections 871(h) and 881(c) of the Code, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

                                                                        Annex A

                 Historical S&P 500 Index Quarterly Performance
                        (January 1970 to December 2002)

The following table sets forth the index value for the S&P 500 Index at the end of each calendar quarter from March 1970 through December 2002 and the index percent change over each quarter. The S&P 500 Index value at the beginning of the quarter ending March 1970 was 92.06. You cannot predict the future performance of the S&P 500 Index based on its historical performance, and no assurance can be given as to the level of the S&P 500 Index on any period closing date or at the maturity of the MPS. The results produced by the S&P 500 Index for these periods are not necessarily indicative of the results for any other historical period. Quarters which resulted in an increase in the level of the S&P 500 Index of 9.4% or greater are indicated in bold typeface below.

-------------------------------------------------------------------------------------------------------
                 S&P 500 Index                                        S&P 500 Index
Quarter Ending       Value       Percentage Change   Quarter Ending       Value       Percentage Change
March 1970           89.63            -2.64%         March 1980          102.09            -5.42%
June 1970            72.72            -18.87%        June 1980           114.24            11.90%
September 1970       84.21            15.80%         September 1980      125.46             9.82%
December 1970        92.15             9.43%         December 1980       135.76             8.21%
March 1971          100.31             8.86%         March 1981          136.00             0.18%
June 1971            99.70            -0.61%         June 1981           131.21            -3.52%
September 1971       98.34            -1.36%         September 1981      116.18            -11.45%
December 1971       102.09             3.81%         December 1981       122.55             5.48%
March 1972          107.20             5.01%         March 1982          111.96            -8.64%
June 1972           107.14            -0.06%         June 1982           109.61            -2.10%
September 1972      110.55             3.18%         September 1982      120.42             9.86%
December 1972       118.05             6.78%         December 1982       140.64            16.79%
March 1973          111.52            -5.53%         March 1983          152.96             8.76%
June 1973           104.26            -6.51%         June 1983           168.11             9.90%
September 1973      108.43             4.00%         September 1983      166.07            -1.21%
December 1973        97.55            -10.03%        December 1983       164.93            -0.69%
March 1974           93.98            -3.66%         March 1984          159.18            -3.49%
June 1974            86.00            -8.49%         June 1984           153.18            -3.77%
September 1974       63.54            -26.12%        September 1984      166.10             8.43%
December 1974        68.56             7.90%         December 1984       167.24             0.69%
March 1975           83.36            21.59%         March 1985          180.66             8.02%
June 1975            95.19            14.19%         June 1985           191.85             6.19%
September 1975       83.87            -11.89%        September 1985      182.08            -5.09%
December 1975        90.19             7.54%         December 1985       211.28            16.04%
March 1976          102.77            13.95%         March 1986          238.90            13.07%
June 1976           104.28             1.47%         June 1986           250.84             5.00%
September 1976      105.24             0.92%         September 1986      231.32            -7.78%
December 1976       107.46             2.11%         December 1986       242.17             4.69%
March 1977           98.42            -8.41%         March 1987          291.70            20.45%
June 1977           100.48             2.09%         June 1987           304.00             4.22%
September 1977       96.53            -3.93%         September 1987      321.83             5.87%
December 1977        95.10            -1.48%         December 1987       247.08            -23.23%
March 1978           89.21            -6.19%         March 1988          258.89             4.78%
June 1978            95.53             7.08%         June 1988           273.50             5.64%
September 1978      102.54             7.34%         September 1988      271.91            -0.58%
December 1978        96.11            -6.27%         December 1988       277.72             2.14%
March 1979          101.59             5.70%         March 1989          294.87             6.18%
June 1979           102.91             1.30%         June 1989           317.98             7.84%
September 1979      109.32             6.23%         September 1989      349.15             9.80%
December 1979       107.94            -1.26%         December 1989       353.40             1.22%
-------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
                 S&P 500 Index                                              S&P 500 Index
Quarter Ending       Value       Percentage Change   Quarter Ending            Value             Percentage Change
March 1990          339.94            -3.81%         March 2000               1,498.58                  2.00%
June 1990           358.02             5.32%         June 2000                1,454.60                 -2.93%
September 1990      306.05            -14.52%        September 2000           1,436.51                 -1.24%
December 1990       330.22             7.90%         December 2000            1,320.28                 -8.09%
March 1991          375.22            13.63%         March 2001               1,160.33                 -12.11%
June 1991           371.16            -1.08%         June 2001                1,224.42                  5.52%
September 1991      387.86             4.50%         September 2001           1,040.94                 -14.99%
December 1991       417.09             7.54%         December 2001            1,148.08                 10.29%
March 1992          403.69            -3.21%         March 2002               1,147.39                 -0.06%
June 1992           408.14             1.10%         June 2002                 989.82                  -13.73%
September 1992       417.8             2.37%         September 2002            815.28                  -17.63%
December 1992       435.71             4.29%         December 2002             879.82                   7.92%
March 1993          451.67             3.66%         -------------------------------------------------------------
June 1993           450.53            -0.25%
September 1993      458.93             1.86%
December 1993       466.45             1.64%
March 1994          445.77            -4.43%
June 1994           444.27            -0.34%
September 1994      462.71             4.15%
December 1994       459.27            -0.74%
March 1995          500.71             9.02%
June 1995           544.75             8.80%
September 1995      584.41             7.28%        --------------------------------------------------------
December 1995       615.93             5.39%
March 1996           645.5             4.80%         Total Periods                                     132
June 1996           670.63             3.89%
September 1996      687.31             2.49%         Total Periods with a quarterly increase
December 1996       740.74             7.77%            greater than 9.4%                               20
March 1997          757.12             2.21%
June 1997           885.14            16.91%        --------------------------------------------------------
September 1997      947.28             7.02%
December 1997       970.43             2.44%
March 1998          1101.75           13.53%
June 1998           1133.84            2.91%
September 1998      1017.01           -10.30%
December 1998       1229.23           20.87%
March 1999          1286.37            4.65%
June 1999           1372.71            6.71%
September 1999      1282.71           -6.56%
December 1999       1469.25           14.54%
---------------------------------------------------